Exhibit 3.1

ARTICLES OF AMENDMENT OF
CERTIFICATE OF DESIGNATION

of

REDEEMABLE PREFERRED STOCK

The undersigned executive officer of GWG Holdings, Inc., a Delaware corporation (the “Company”), hereby certifies that the following Articles of Amendment of Certificate of Designation of Redeemable Preferred Stock of the Company were duly authorized and adopted by the Board of Directors of the Company (the “Board”) effective as of March 17, 2016, and by the stockholders of the Company (the “Stockholders”) effective as of April 26, 2016, pursuant to the provisions of the Delaware General Corporation Law (the “DGCL”).

A.           The name of the Company is GWG Holdings, Inc.

B.            1,448.52 shares of Redeemable Preferred Stock had been issued as of the record date of March 25, 2016.

C.            These Articles of Amendment were adopted by the Stockholders pursuant to the provisions of Section 242 of the DGCL at a meeting of the Stockholders, held in accordance with Section 222 of the DGCL, and pursuant to Section 8 of the Certificate of Designation of the Redeemable Preferred Stock of the Company.

D.           The resolutions of the Board adopting these Articles of Amendment are set forth below:

RESOLVED, that pursuant to the authority vested in the Board by the Company’s Certificate of Incorporation, as amended, and in accordance with the DGCL, Section 242, the Board hereby approves and adopts the following amendments to the Certificate of Designation for the Company’s “Redeemable Preferred Stock,” as follows:

1.            Section 4(a) of the Certificate of Designation of the Redeemable Preferred Stock of the Company (the “Certificate of Designation”) is hereby amended to read in its entirety as follows:

(a)       Holders of Redeemable Preferred Stock shall be entitled to receive for each share of Redeemable Preferred Stock, and the Company shall pay, subject to the provisions of the DGCL and legally available funds therefor, preferential cumulative dividends at the per annum rate of 7.0% on the Stated Value, payable in arrears in monthly installments on the 15th day of the next following month (or the next following business day thereafter in the event such date is not a business day), when and as declared by the Board of Directors (the “Preferred Dividends”), (i) in cash out of legally available funds, or (ii) at the Company’s option, in duly authorized, validly issued, fully paid and non-assessable shares of Redeemable Preferred Stock. Preferred Dividends on shares of Redeemable Preferred Stock shall also be payable upon any Redemption Date, as defined below, and upon the final distribution date relating to a Liquidation Event, as defined below. Preferred Dividends shall cease to accrue on shares of Redeemable Preferred Stock on the day immediately prior to any Redemption Date, as defined in Section 9(a) below, and on the final distribution date relating to a Liquidation Event. Regular dividends shall be payable to the holders of record of the Redeemable Preferred Stock as of a regular record date that shall be the final business day of each calendar month, which business day is a day on which the Company’s common stock trades or is eligible for trading on the primary market for such stock, in accordance with the DGCL. Notwithstanding the foregoing, holders of Redeemable Preferred Stock as of a regular record date must have held their Redeemable Preferred Stock for more than two business days (which business days must be a trading day on which the Company’s common stock trades or is eligible for trading on the primary market for such stock) in order to be eligible to receive a dividend payment on such shares of Redeemable Preferred Stock on the next payment date. In the event that the Company’s common stock no longer trades or is eligible for trading on a trading market, the requirement in the prior two sentences that a business day shall be a “trading day” shall not apply. In the case of payment by the Company of dividends in the form of shares of Redeemable Preferred Stock, such stock shall be valued at the Stated Value.

2.             Section 9(a)(i) of the Certificate of Designation is hereby deleted in its entirety.

3.             Section 9(a)(ii) of the Certificate of Designation is hereby amended to read in its entirety as follows:

(ii)           Upon receipt of a written notice from the holder of one or more shares of Redeemable Preferred Stock requesting that the Company redeem all or any portion of such share(s) (the “Holder Redemption Notice”), the Company may redeem the applicable Redeemable Preferred Stock for the Redemption Price, as defined in Section 9(b)(i), subject, however, to the applicable redemption fee specified below:

(A)        if the Holder Redemption Notice is given prior to the first anniversary of the issuance of such Redeemable Preferred Stock, then a 12% redemption fee shall apply;

(B)        if the Holder Redemption Notice is given on or after the first anniversary of the issuance of such Redeemable Preferred Stock, but prior to the second anniversary of the issuance of such Redeemable Preferred Stock, then a 10% redemption fee shall apply; and

(C)        if the Holder Redemption Notice is given on or after the second anniversary of the issuance of such Redeemable Preferred Stock, but prior to the third anniversary of the issuance of such Redeemable Preferred Stock, then an 8% redemption fee shall apply; and

(D)       if the Holder Redemption Notice is given on or after the third anniversary of the issuance of such Redeemable Preferred Stock, then no redemption fee shall apply.

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IN WITNESS WHEREOF, the Company has caused these Articles of Amendment of Certificate of Designation to be executed by the undersigned on this 25th day of April, 2016.

GWG HOLDINGS, INC.

By:	/s/ William Acheson
Name:	William Acheson
Title:	Chief Financial Officer

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